Exhibit 10.37
December 31, 2008
Keith Katkin
c/o Avanir Pharmaceuticals
101 Enterprise, Suite 300
Aliso Viejo, CA 92656
Re:      First Amendment to Offer of Employment
Dear Keith:
     This letter amends the terms of the Offer of Employment (the “Agreement”) dated as of March 13, 2007, by and between Avanir Pharmaceuticals (“Avanir”) and you as set forth below. Capitalized terms not defined herein shall have the meaning specified in the Agreement.
     1. The last paragraph of the section entitled “Benefits and Expenses” is hereby deleted in its entirety and the following is substituted therefor:
“In addition, if the Company terminates your employment without Cause or you Resign for Good Reason (each as defined in the Change of Control Agreement), then, subject to your entering into and not revoking the Company’s standard form of release of claims in favor of the Company, you will be entitled to severance pay equal to one year of Base Salary, with such severance benefit to be paid in one lump sum on the first payroll date that is thirty days following the date of termination. Additionally, in the event of your termination without Cause or a resignation for Good Reason, the vesting of all of your unvested stock option shares will be accelerated in full so as to vest as of the date of termination, and you will have 90 days to exercise all those stock option shares that have vested as of the date of termination and the vesting of all restricted stock awards shall accelerate so that such awards are fully vested. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service, you are determined by the Company to be a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the ‘Code’), and if any payment that you become entitled to under this Agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (1) six months and one day after your separation from service, or (2) your death.”
     2. The severance payments hereunder relate only to a termination in the absence of a Change of Control (as defined in the Change of Control

Agreement) and are not duplicative of the benefits available under the Change of Control Agreement.
     3. Except as amended herein, the Agreement is hereby confirmed in all other respects and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Agreement except to the extent specifically provided for herein.
     Please indicate your acceptance of this amendment to the Agreement by signing the enclosed copy of this letter and returning it to me.

AVANIR PHARMACEUTICALS
By:	/s/ David J. Mazzo
	Name:	David J. Mazzo, Ph.D.
	Title:	Chairman, Compensation Committee

Accepted and agreed:

/s/ Keith A. Katkin Keith A. Katkin

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